Exhibit 5.1

[Letterhead of Cleary Gottlieb Steen & Hamilton LLP]

December 2, 2009

Kraton Performance Polymers, Inc.

15710 John F. Kennedy Blvd.

Suite 300

Houston, Texas 77032

Ladies and Gentlemen:

We have acted as counsel to Polymer Holdings LLC, a limited liability company organized under the laws of Delaware (“Polymer Holdings”), in connection with the preparation of a registration statement on Form S-1 (No. 333-162248) (the “Registration Statement”) filed by Polymer Holdings with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). Prior to the sale of the Securities (as hereafter defined), Polymer Holdings will be converted into a corporation organized under the laws of Delaware (following its conversion into a corporation, Polymer Holdings will be named Kraton Performance Polymers, Inc. (the “Company”)). The Registration Statement relates to the registration of the sale by the Company of shares of the Company’s Common Stock, par value $.01 per share (the “Securities”).

In arriving at the opinion expressed below, we have reviewed the following documents:

(a) the Registration Statement;

(b) the form of Certificate of Incorporation of the Company, included as Exhibit 3.1 to the Registration Statement; and

Kraton Performance Polymers, Inc., p. 2

(c) the form of underwriting agreement by and among the Company, Credit Suisse Securities (USA) LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and Oppenheimer & Co. Inc., included as Exhibit 1.1 to the Registration Statement (the “Underwriting Agreement”).

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such records of the Company and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing and subject to the further assumptions and qualifications set forth below, it is our opinion that upon the Company’s conversion into a corporation, the Securities will be duly authorized by all necessary action of the Company and, upon (i) due action of the pricing committee of the Board of Directors of the Company and (ii) the issuance of the Securities against payment therefor in the manner described in the Underwriting Agreement, will be validly issued by the Company and fully paid and nonassessable.

The foregoing opinion is limited to the General Corporation Law and the Limited Liability Company Act of the State of Delaware, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Registration Statement and the related prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/S/ DUANE MCLAUGHLIN
Duane McLaughlin, a Partner